Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – March 1, 2017. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record results of operations for the full year and three-months ended December 31, 2016 (the “fourth quarter of 2016”), including record revenue, political revenue, net income and Broadcast Cash Flow (a non-GAAP financial measure, defined below). Moreover, adjusting for the impact of acquisitions, financing transactions and related costs, Gray continues to post organic revenue growth while maintaining solid expense controls. Please see our Financial Highlights, As-Reported Basis provided below.

Hilton H. Howell, Jr., Gray’s Chairman and CEO, commented, “We began 2016 with the successful acquisition of the Schurz television stations. Today we are pleased to announce that we continued to grow throughout 2016, setting all-time records for total revenue, political revenue, net income and Broadcast Cash Flow. We are pleased to have reached these milestones in 2016 despite a most unexpected and challenging political season that affected both our Company and our entire industry. We believe we are positioned for continued success in 2017 and beyond.”

Financial Highlights

As-Reported Basis

Our record results were as follows:

●	Total revenue increased $68.1 million, or 40%, to $237.6 million in the fourth quarter of 2016 when compared to the three-months ended December 31, 2015 (the “fourth quarter of 2015”).

●	Political revenue was $48.5 million in the fourth quarter of 2016, which tied our record from the fourth quarter of 2014 and was in line with revised guidance.

●	Net income increased $20.8 million, or 139%, to $35.8 million in the fourth quarter of 2016 as compared to the fourth quarter of 2015.

●	Broadcast Cash Flow was $109.5 million for the fourth quarter of 2016, which was a 61% increase from the fourth quarter of 2015.

●	Total revenue increased $215.1 million, or 36%, to $812.5 million for full year 2016 when compared to full year 2015.

●	Political revenue was $90.1 million for full year 2016 and in line with revised guidance.

●	Net income increased $23.0 million, or 58%, to $62.3 million for full year 2016 as compared to full year 2015.

●	Broadcast Cash Flow was $338.8 million for full year 2016, which was a 51% increase from full year 2015.

Combined Historical Basis

The results reported today also reflect organic revenue growth at Gray. On a Combined Historical Basis (as defined below), total revenue increased 19% and Broadcast Cash Flow increased 36% in the fourth quarter of 2016 compared to the fourth quarter of 2015. In addition, on a Combined Historical Basis, our broadcast operating expenses, excluding network compensation fees, decreased in the fourth quarter of 2016 as compared to the fourth quarter of 2015.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

The expected increases in network compensation fees were offset by increases in gross retransmission revenue. For the full year of 2016, when compared to the full year 2015 on a Combined Historical Basis, national sales commission expenses decreased by approximately $12.1 million as a result of our termination of substantially all of our national sales representation agreements at the beginning of 2016.

Other Highlights and Recent Developments

As of December 31, 2016, our Total Leverage Ratio Net of All Cash (as defined herein) was 5.06 times on a trailing eight-quarter basis.

In January 2017, we completed the acquisitions of the following television stations: WBAY (ABC) in Green Bay, Wisconsin (the “Green Bay Acquisition”); KWQC (NBC) in the Davenport, Iowa, Rock Island, Illinois, and Moline, Illinois (or “Quad Cities”) television market (the “Davenport Acquisition”); and KTVF (NBC), KXDF (CBS) and KFXF (FOX) in Fairbanks, Alaska (the “Fairbanks Acquisition”). These acquisitions were completed with cash on hand.

On February 7, 2017, we amended and restated our senior credit facility to, among other things, reduce our interest rate under the term loan facility to LIBOR plus 250 basis points, increase our availability under the revolving credit facility from $60.0 million to $100.0 million, extend the maturity of the revolving credit facility to 2022 and to extend the maturity of the term loan facility to 2024. Related to the amendment and restatement of our senior credit facility, we will record a loss on extinguishment of debt of approximately $4.5 million, or $2.8 million after tax, in the first quarter of 2017.

On February 7, 2017, we announced that we anticipate receiving $90.8 million in proceeds from the FCC’s recently completed reverse auction for broadcast spectrum. We do not expect any material change in operations or revenue for us or for any individual market in which we operate. We anticipate that the proceeds will be received in the second or third quarter of 2017. Due to prior planning in connection with our recently completed acquisitions, we anticipate that we will be able to defer any related income tax payments on a long-term basis.

On February 16, 2017, we announced that we had reached an agreement with Diversified Communications, Inc. to acquire two television stations: WABI (CBS/CW) in the Bangor, Maine market and WCJB (ABC/CW) in the Gainesville, Florida market (together the “Diversified Acquisition”), for $85.0 million. Subject to receipt of regulatory and other approvals, we expect to complete this transaction in the second quarter of 2017, with the use of cash on hand and, if necessary, borrowings under our senior credit facility.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 2 of 22

Effects of Acquisitions and Divestitures on Our Results of Operations

From October 31, 2013 through December 31, 2016, we completed 19 acquisition transactions and three divestiture transactions. As more fully described in our Form 10-K to be filed with the Securities and Exchange Commission today and in our prior disclosures, these transactions added a net total of 43 television stations in 25 television markets, including 20 new television markets, to our operations.

We refer to the 13 stations acquired and retained in 2016, as well as two stations in the Clarksburg, West Virginia market that we commenced operating under a local programming and marketing agreement (“LMA”) in June 2016 as the “2016 Acquired Stations.” During 2015, we completed six acquisitions, which collectively added seven television stations in six markets (four new markets) to our operations, and we refer to those stations as the “2015 Acquired Stations.” During 2014, we completed seven acquisitions, which collectively added 22 television stations in 12 markets (10 new markets) to our operations, and we refer to those stations as the “2014 Acquired Stations.” Unless the context of the following discussion requires otherwise, we refer to the 2016 Acquired Stations, the 2015 Acquired Stations and the 2014 Acquired Stations, collectively, as the “Acquired Stations.” We refer to the stations acquired in the Fairbanks Acquisition, Green Bay Acquisition and Davenport Acquisition as the “2017 Acquired Stations.”

Due to the significant effect that our acquisitions and divestitures have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present herein certain financial information on a “Combined Historical Basis.” Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray’s historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquired Stations and removing the historical revenues and historical broadcast expenses of divested stations as if they had been acquired or divested, respectively, on January 1, 2014 (the beginning of the earliest period presented). In addition, our Combined Historical Basis non-GAAP terms “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in our Senior Credit Agreement,” “Free Cash Flow” and “Total Leverage Ratio, Net of All Cash” give effect to the financings related to the acquisition of the Acquired Stations as if these financings occurred on January 1, 2014, and certain anticipated net expense savings resulting from the completed acquisitions. Free Cash Flow presented on a Combined Historical Basis also includes adjustments for the purchase of property and equipment and income taxes paid, net of refunds, as if the acquisition of the Acquired Stations occurred on January 1, 2014. Combined Historical Basis financial information does not reflect all purchase accounting and other adjustments required, and includes certain other amounts not included, in pro forma financial statements prepared in accordance with Regulation S-X.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 3 of 22

Selected Operating Data on As-Reported Basis (unaudited):

	Three Months Ended December 31,
	2016	2015	% Change 2016 to 2015	2014	% Change 2016 to 2014
	(dollars in thousands)
Revenue (less agency commissions):
Total	$237,619	$169,487	40%	$177,886	34%
Political	$48,519	$9,213	427%	$48,538	0%

Operating expenses (1):
Broadcast	$128,511	$101,969	26%	$86,386	49%
Corporate and administrative	$8,922	$11,030	(19)%	$7,585	18%

Net income	$35,834	$14,987	139%	$31,253	15%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$109,469	$67,849	61%	$91,399	20%
Broadcast Cash Flow Less
Cash Corporate Expenses	$101,515	$57,609	76%	$84,540	20%
Free Cash Flow	$68,486	$28,996	136%	$53,596	28%

	Year Ended December 31,
	2016	2015	% Change 2016 to 2015	2014	% Change 2016 to 2014
	(dollars in thousands)
Revenue (less agency commissions):
Total	$812,465	$597,356	36%	$508,134	60%
Political	$90,095	$17,163	425%	$81,975	10%

Operating expenses (1):
Broadcast	$475,131	$374,182	27%	$285,990	66%
Corporate and administrative	$40,347	$34,343	17%	$29,203	38%

Net income	$62,273	$39,301	58%	$48,061	30%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$338,801	$224,484	51%	$220,977	53%
Broadcast Cash Flow Less
Cash Corporate Expenses	$302,332	$193,261	56%	$195,306	55%
Free Cash Flow	$148,126	$93,984	58%	$95,240	56%

(1)	Excludes depreciation, amortization, and loss (gain) on disposal of assets.
(2)	See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 4 of 22

Selected Operating Data on Combined Historical Basis (unaudited):

	Three Months Ended December 31,
	2016	2015	% Change 2016 to 2015	2014	% Change 2016 to 2014
	(dollars in thousands)
Revenue (less agency commissions):
Total	$237,619	$199,357	19%	$232,953	2%
Political	$48,519	$9,667	402%	$65,169	(26)%

Operating expenses (1):
Broadcast	$128,511	$123,084	4%	$114,411	12%
Corporate and administrative	$8,922	$11,030	(19)%	$7,585	18%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$109,497	$80,492	36%	$122,075	(10)%
Broadcast Cash Flow Less
Cash Corporate Expenses	$101,543	$70,252	45%	$115,216	(12)%
Operating Cash Flow as Defined in our Senior Credit Agreement	$102,287	$70,785	45%	$115,150	(11)%
Free Cash Flow	$69,223	$46,004	50%	$81,455	(15)%

	Year Ended December 31,
	2016	2015	% Change 2016 to 2015	2014	% Change 2016 to 2014
	(dollars in thousands)
Revenue (less agency commissions):
Total	$829,208	$733,207	13%	$753,453	10%
Political	$90,762	$18,587	388%	$119,007	(24)%

Operating expenses (1):
Broadcast	$489,681	$467,722	5%	$430,512	14%
Corporate and administrative	$40,347	$34,343	17%	$29,203	38%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$343,706	$288,693	19%	$341,398	1%
Broadcast Cash Flow Less
Cash Corporate Expenses	$307,236	$257,470	19%	$315,727	(3)%
Operating Cash Flow as Defined in our Senior Credit Agreement	$312,795	$262,744	19%	$321,259	(3)%
Free Cash Flow	$159,312	$139,436	14%	$189,035	(16)%

(1)	Excludes depreciation, amortization, and loss (gain) on disposal of assets.
(2)	See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 5 of 22

Reclassification of Revenue

Through 2015, we reported our local television advertising revenues and our internet/digital/mobile advertising revenues separately. In 2016, we began reporting a single line item identified as “Local (including internet/digital/mobile)” that combines our local television advertising revenues and our internet/digital/mobile advertising revenues. Because this revenue primarily originates within each local market in which we operate and is sold by the same local sales force, we believe this classification is more consistent and more representative of our operating focus, to maximize all aspects of local revenue. Prior period amounts presented herein have been reclassified to reflect our current presentation.

Results of Operations for the Fourth Quarter of 2016:

Revenue (Less Agency Commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) by type for the fourth quarter of 2016 and 2015 (dollars in thousands):

	Three Months Ended December 31,
	2016		2015
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$107,083	45.1%	$94,543	55.8%
National	24,776	10.4%	23,505	13.9%
Political	48,519	20.4%	9,213	5.4%
Retransmission consent	51,965	21.9%	39,468	23.3%
Other	5,276	2.2%	2,758	1.6%
Total	$237,619	100.0%	$169,487	100.0%

Total revenue increased $68.1 million, or 40%, to $237.6 million for the fourth quarter of 2016 compared to the fourth quarter of 2015. The 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $59.6 million of our total revenue in the fourth quarter of 2016, and the 2015 Acquired Stations accounted for approximately $14.9 million of our total revenue for the fourth quarter of 2015.

In addition to the total revenue contributed by the 2016 Acquired Stations and 2015 Acquired Stations, our total revenue increased in the fourth quarter of 2016, as compared to the fourth quarter of 2015, due to increases in retransmission consent revenue, resulting primarily from increased retransmission consent rates, and increases in political advertising revenue, resulting primarily from 2016 being the “on-year” of the two-year election cycle.

The changes in revenue for the fourth quarter of 2016 compared to the fourth quarter of 2015 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) increased $12.5 million, or 13%, to $107.1 million.

•	National advertising revenue increased $1.3 million, or 5%, to $24.8 million.

•	Political advertising revenue increased $39.3 million, or 427%, to $48.5 million.

•	Retransmission consent revenue increased $12.5 million, or 32%, to $52.0 million.

•	Other revenue increased $2.5 million, or 91%, to $5.3 million.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 6 of 22

Within our local and national advertising revenue categories, and excluding revenue from the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories exhibited the following approximate changes during the fourth quarter of 2016 compared to the fourth quarter of 2015:

•	Automotive decreased less than 1%;

•	Medical decreased 6%;

•	Restaurant decreased 16%;

•	Furniture and appliances decreased 10%; and

•	Home improvement increased 2%.

Revenue (Less Agency Commissions) on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $38.3 million, or 19%, to $237.6 million in the fourth quarter of 2016 as compared to the fourth quarter of 2015. On a Combined Historical Basis, the changes in revenue for the fourth quarter of 2016 compared to the fourth quarter of 2015 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) decreased $5.0 million, or 4%, to $107.1 million.

•	National advertising revenue decreased $3.6 million, or 13%, to $24.8 million.

•	Political advertising revenue increased $38.9 million, or 402%, to $48.5 million.

•	Retransmission consent revenue increased $7.7 million, or 17%, to $52.0 million.

•	Other revenue increased $0.3 million, or 7%, to $5.3 million.

Within our local and national advertising revenue types, and including revenue from the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories exhibited the following approximate changes in revenue for the fourth quarter of 2016 compared to the fourth quarter of 2015:

•	Automotive decreased 1%;

•	Medical decreased 6%;

•	Restaurant decreased 13%;

•	Furniture and appliances decreased 9%; and

•	Home improvement decreased 4%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $26.5 million, or 26%, to $128.5 million for the fourth quarter of 2016 compared to the fourth quarter of 2015. The 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $29.4 million of our broadcast operating expenses in the fourth quarter of 2016, and the 2015 Acquired Stations accounted for approximately $7.9 million of our broadcast operating expenses for the fourth quarter of 2015. Including the impact of the 2016 Acquired Stations and the 2015 Acquired Stations, total retransmission expense increased $8.0 million, or 43%, to $26.3 million in the fourth quarter of 2016 compared to the fourth quarter of 2015.

Excluding the impact of the 2016 Acquired Stations and the 2015 Acquired Stations:

•

Non-compensation broadcast operating expenses increased $4.0 million in the fourth quarter of 2016 compared to the fourth quarter of 2015. This increase was primarily the result of an increase of $4.3 million in network programming fees, reflecting increased fees payable to networks under our affiliation agreements consistent with the growth of retransmission consent revenue. This increase was partially offset by decreased national sales commissions of $1.3 million resulting from the termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expenses increased $1.1 million in the fourth quarter of 2016 primarily as a result of increases in employee benefit costs. Non-cash share based compensation expenses were $0.3 million in the fourth quarter of 2016 compared to $0.2 million in the fourth quarter of 2015.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 7 of 22

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $5.4 million, or 4%, to $128.5 million in the fourth quarter of 2016 as compared to the fourth quarter of 2015. The increase reflects, in part, the following:

•

Network program fees increased in the fourth quarter of 2016 compared to the fourth quarter of 2015 by $6.0 million to $26.3 million, consistent with the growth of retransmission consent revenue. This increase was partially offset by decreased national sales commissions of $2.1 million resulting from the termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expense increased by approximately $1.2 million, or 2%, in the fourth quarter of 2016 compared to the fourth quarter of 2015. Non-cash share based compensation expenses were $0.3 million in the fourth quarter of 2016 compared to $0.2 million in the fourth quarter of 2015.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and loss (gain) on disposal of assets) decreased $2.1 million, or 19%, to $8.9 million in the fourth quarter of 2016 as compared to the fourth quarter of 2015. The decrease reflects, in part, the following:

•

Non-compensation expense decreased $1.2 million in the fourth quarter of 2016 primarily due to decreased professional fees related to the timing of the acquisitions of the 2016 Acquired Stations, which were completed primarily in the first quarter of 2016, compared to the acquisitions of the 2015 Acquired Stations, which were acquired primarily in the fourth quarter of 2015.

•

Compensation expense decreased $0.9 million primarily due to decreases in incentive compensation costs. Non-cash share based compensation expenses were $1.0 million in the fourth quarter of 2016 compared to $0.8 million in the fourth quarter of 2015.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 8 of 22

Results of Operations for the Year Ended December 31, 2016:

Revenue (Less Agency Commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) by type for the years ended December 31, 2016 and 2015, respectively (dollars in thousands):

	Year Ended December 31,
	2016		2015
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$403,336	49.6%	$336,471	56.3%
National	98,351	12.1%	81,110	13.6%
Political	90,095	11.1%	17,163	2.9%
Retransmission consent	200,879	24.7%	151,957	25.4%
Other	19,804	2.5%	10,655	1.8%
Total	$812,465	100.0%	$597,356	100.0%

Total revenue increased $215.1 million, or 36%, to $812.5 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $187.8 million of our total revenue in the year ended December 31, 2016, and the 2015 Acquired Stations accounted for approximately $23.2 million of our total revenue for the year ended December 31, 2015.

In addition to the revenue contributed by the 2016 Acquired Stations and the 2015 Acquired Stations, our total revenue increased in the year ended December 31, 2016, as compared to the year ended December 31, 2015, primarily due to increases in retransmission consent revenue largely resulting from increased retransmission consent rates and increases in political advertising revenue. Local and national advertising revenue included approximately $1.6 million of revenue from the broadcast of the 2016 Super Bowl on our CBS channels, an increase of approximately $0.1 million from the $1.5 million of revenue from the broadcast of the 2015 Super Bowl on our NBC channels. The broadcast of the 2016 Olympic Games generated approximately $8.2 million of advertising revenue in 2016.

The changes in revenue for the year ended December 31, 2016 compared to the year ended December 31, 2015 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) increased $66.9 million, or 20%, to $403.3 million.

•	National advertising revenue increased $17.2 million, or 21%, to $98.4 million.

•	Political advertising revenue increased $72.9 million, or 425%, to $90.1 million.

•	Retransmission consent revenue increased $48.9 million, or 32%, to $200.9 million.

•	Other revenue increased $9.1 million, or 86%, to $19.8 million.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 9 of 22

Within our local and national advertising revenue categories, and excluding revenue from the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories exhibited the following approximate changes during the year ended December 31, 2016 compared to the year ended December 31, 2015:

•	Automotive increased 2%;

•	Medical decreased 1%;

•	Restaurant decreased 9%;

•	Furniture and appliances increased 1%; and

•	Home improvement increased 6%.

Revenue (Less Agency Commissions) on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $96.0 million, or 13%, to $829.2 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The Combined Historical Basis components of revenue for the year ended December 31, 2016 compared to the year ended December 31, 2015 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) decreased $1.3 million, or less than 1%, to $412.4 million.

•	National advertising revenue decreased $7.1 million, or 7%, to $100.7 million.

•	Political advertising revenue increased $72.2 million, or 388%, to $90.8 million.

•	Retransmission consent revenue increased $31.4 million, or 18%, to $204.6 million.

•	Other revenue increased $0.8 million, or 4%, to $20.7 million.

Within our local and national advertising revenue categories, and including revenue from the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories exhibited the following approximate changes in revenue during the year ended December 31, 2016 compared to the year ended December 31, 2015:

●	Automotive increased 1%;

●	Medical decreased 1%;

●	Restaurant decreased 7%;

●	Furniture and appliances increased 4%; and

●	Home improvement increased 3%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $100.9 million, or 27%, to $475.1 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The 2016 Acquired Stations and the 2015 Acquired Stations, collectively, accounted for approximately $103.9 million of our broadcast operating expenses in the year ended December 31, 2016, and the 2015 Acquired Stations accounted for approximately $12.5 million of our broadcast operating expenses for the year ended December 31, 2015. Including the impact of the 2016 Acquired Stations and the 2015 Acquired Stations, total retransmission expense increased $27.4 million, or 39%, to $97.7 million in the year ended December 31, 2016 compared to the year ended December 31, 2015.

Excluding the impact of the 2016 Acquired Stations and the 2015 Acquired Stations:

•

Non-compensation broadcast operating expense increased $8.2 million for the year ended December 31, 2016 primarily as a result of: network programming fee increases of approximately $12.5 million reflecting increased fees payable to networks under our affiliation agreements consistent with the growth of retransmission consent revenue; business and professional service fee increases of $2.3 million; software license fee increases of $1.1 million; syndicated programming expense increases of $1.2 million; and service, repair and maintenance expense increases of $1.3 million. These increases were offset in part by a decrease in national sales commissions of $10.2 million in the year ended December 31, 2016 primarily as a result of the termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expense increased $1.3 million in the year ended December 31, 2016, primarily as a result of increases in employee benefit costs. Non-cash share based compensation expenses were $1.2 million in the year ended December 31, 2016 compared to $0.9 million in the year ended December 31, 2015.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 10 of 22

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $22.0 million, or 5%, to $489.7 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. This increase reflects, in part, the following:

•

Non-compensation expense in the year ended December 31, 2016 increased primarily as a result of network programming fees that increased $22.1 million to $99.8 million, consistent with the growth of the related retransmission consent revenue.

•

Non-compensation expense increases were offset, in-part, by a $12.1 million decrease in national sales commissions in the year ended December 31, 2016, as compared to the year ended December 31, 2015, resulting from our termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expense increased $6.9 million, or 3%, in the year ended December 31, 2016 compared to the year ended December 31, 2015. Non-cash share based compensation expenses were $1.2 million in the year ended December 31, 2016 compared to $0.9 million in the year ended December 31, 2015.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) increased $6.0 million, or 17%, to $40.3 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. This increase reflects in part the following:

•

Non-compensation expense increased $5.6 million in the year ended December 31, 2016 due to $15.2 million of professional fees, primarily related to the acquisition of the 2016 Acquired Stations compared to $10.1 million of professional fees incurred in the year ended December 31, 2015, primarily related to the acquisition of the 2015 Acquired Stations.

•

Compensation expense increased $0.4 million primarily due to routine increases in salaries and wages which were offset, in-part, by reductions in severance and relocation expenses. Non-cash share based compensation expenses were $3.9 million in the year ended December 31, 2016 compared to $3.1 million in the year ended December 31, 2015.

Taxes

During the year ended December 31, 2016, the Company made aggregate federal and state income tax payments totaling $14.6 million compared to $1.8 million for the year ended December 31, 2015. Based on our current forecasts, we do not expect to make significant federal and state income tax payments during 2017. However, we may make significant federal and state income tax payments beginning in 2018.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 11 of 22

Detailed table of operating results on As-Reported Basis:

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for net income per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2016	2015	2016	2015

Revenue (less agency commissions)	$237,619	$169,487	$812,465	$597,356
Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	128,511	101,969	475,131	374,182
Corporate and administrative	8,922	11,030	40,347	34,343
Depreciation	11,686	9,806	45,923	36,712
Amortization of intangible assets	4,231	3,267	16,596	11,982
Loss (gain) on disposal of assets, net	395	(482)	329	80
Operating expenses	153,745	125,590	578,326	457,299
Operating income	83,874	43,897	234,139	140,057
Other income (expense):
Miscellaneous income, net	35	1	775	103
Interest expense	(23,766)	(18,649)	(97,236)	(74,411)
Loss from early extinguishment of debt	-	-	(31,987)	-
Income before income tax	60,143	25,249	105,691	65,749
Income tax expense	24,309	10,262	43,418	26,448
Net income	$35,834	$14,987	$62,273	$39,301

Basic per share information:
Net income	$0.50	$0.21	$0.87	$0.58
Weighted-average shares outstanding	71,845	71,638	71,848	68,330

Diluted per share information:
Net income	$0.49	$0.21	$0.86	$0.57
Weighted-average shares outstanding	72,889	72,439	72,764	68,987

Political advertising revenue (less agency commissions)	$48,519	$9,213	$90,095	$17,163

Revenue related to Olympic broadcasts (less agency commissions)	$-	$-	$8,192	$-

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 12 of 22

Other Financial Data:

	December 31, 2016	December 31, 2015
	(in thousands)

Cash	$325,189	$97,318
Long-term debt including current portion	$1,756,747	$1,220,084
Borrowing availability under our senior credit facility (1)	$60,000	$50,000

	Year Ended December 31,
	2016	2015
	(in thousands)

Net cash provided by operating activities	$206,633	$105,614
Net cash used in investing activities	(479,334)	(206,382)
Net cash provided by financing activities	500,572	167,317
Net increase in cash	$227,871	$66,549

(1)	On February 7, 2017, we amended and restated our senior credit facility to, among other things, increase our availability under the revolving credit facility from $60.0 million to $100.0 million.

Guidance for the Quarter Ending March 31, 2017 (the “first quarter of 2017”):

Based on our current forecasts for the first quarter of 2017, we anticipate the changes from the three-months ended March 31, 2016 (the “first quarter of 2016”) as outlined below. Our estimates for the first quarter of 2017 include approximately $10.7 million of revenue and $6.8 million of broadcast operating expense estimated to be contributed by the 2017 Acquired Stations.

	Low End	% Change	High End	% Cange
	Guidance for	From	Guidance for	From	Actual
	the First	Actual First	the First	Actual First	First
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2017	2016	2017	2016	2016
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$192,000	11%	$196,000	13%	$173,723

OPERATING EXPENSES
(before depreciation, amortization and loss (gain) on disposals of assets):
Broadcast	$136,000	25%	$138,000	27%	$108,568
Corporate and administrative	$8,500	(46)%	$9,500	(39)%	$15,678

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$500	(95)%	$1,000	(90)%	$9,655

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 13 of 22

Comments on First Quarter 2017 Guidance:

First Quarter of 2017 on As-Reported Basis:

Revenue on As-Reported Basis.

Based on our current forecasts for the first quarter of 2017, we anticipate the changes from the first quarter of 2016 as outlined below:

•	We believe our first quarter of 2017 local advertising revenue, excluding political advertising revenue, will increase within a range of approximately 9% to 12%.

•	We expect our first quarter of 2017 national advertising revenue, excluding political advertising revenue, will increase within a range of approximately 6% to 8%.

•	We believe our first quarter of 2017 political revenue will be within a range of approximately $0.5 million to $1.0 million. Our first quarter of 2015 political revenue was approximately $1.2 million.

•	We believe our first quarter of 2017 retransmission consent revenue will be approximately $66.0 million.

We also anticipate that local and national advertising revenue from the broadcast of the 2017 Super Bowl on our FOX-affiliated stations will be approximately $0.6 million, compared to $1.6 million that we earned from the broadcast of the 2016 Super Bowl on our CBS-affiliated stations. Our portfolio of CBS-affiliated stations is much larger and these CBS-affiliated stations serve larger television markets than our portfolio of FOX-affiliated stations.

Broadcast Operating Expenses (before depreciation, amortization and loss (gain) on disposal of assets) on As-Reported Basis.

For the first quarter of 2017, we anticipate our broadcast operating expenses will increase from the first quarter of 2016, reflecting a $30.2 million incremental impact of the 2016 Acquired Stations and the 2017 Acquired Stations, as well as the anticipated increases in payroll and related employee benefits. We anticipate that our broadcast operating expenses will also reflect increases in network programming fees of approximately $9.8 million (to a total of approximately $32.1 million for the first quarter of 2017). Non-cash share based compensation expenses included in broadcast operating expenses are expected to be $0.3 million in the first quarter of 2017.

Corporate and Administrative Operating Expenses (before depreciation, amortization and loss (gain) on disposal of assets) on As-Reported Basis.

For the first quarter of 2017, we anticipate our corporate and administrative operating expense will decrease to within a range of approximately $8.5 million to $9.5 million, reflecting an anticipated decrease from the first quarter of 2016 of approximately $7.0 million as a result of higher acquisition related expenses in 2016. Non-cash share based compensation expenses included in corporate and administrative operating expenses are expected to be $1.1 million in the first quarter of 2017.

Loss on Extinguishment of Debt

We will record a loss on extinguishment of debt of approximately $4.5 million, or $2.8 million after tax, in the first quarter of 2017, related to the amendment and restatement of our senior credit facility.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 14 of 22

First Quarter of 2017 on Combined Historical Basis:

Based on our current forecasts for the first quarter of 2017, we anticipate the changes from the first quarter of 2016 on a Combined Historical Basis, as outlined below. For the purposes hereof, our Combined Historical Basis for the first quarter of 2016 has been adjusted to give effect to the 2016 Acquired Stations and the 2017 Acquired Stations.

Revenue on Combined Historical Basis:

•	We believe our first quarter of 2017 total revenue will be within a range of approximately $194.0 million to $198.0 million (or approximately -4% to -6%).

•

We believe our first quarter of 2017 local advertising revenue, excluding political advertising revenue, will be within a range of approximately $98.5 million to $101.0 million (or approximately -4% to -6%).

•

We expect our first quarter of 2017 national advertising revenue, excluding political advertising revenue, will be within a range of approximately $23.5 million to $24.0 million (or approximately -11% to -13%).

•	We believe our first quarter of 2017 political advertising revenue will be within a range of approximately $0.5 million to $1.0 million compared to $13.7 million in the first quarter of 2016.

•	We believe our first quarter of 2017 retransmission consent revenue will be approximately $67.0 million (or approximately +23%).

We also anticipate that local and national advertising revenue from the broadcast of the 2017 Super Bowl on our FOX-affiliated stations will be approximately $0.6 million, compared to $2.1 million that we earned from the broadcast of the 2016 Super Bowl on our CBS-affiliated stations. Our portfolio of CBS-affiliated stations is much larger and these CBS-affiliated stations serve larger television markets than our portfolio of FOX-affiliated stations.

Broadcast Operating Expenses (before depreciation, amortization and loss (gain) on disposal of assets) on Combined Historical Basis:

Our total broadcast operating expenses for the first quarter of 2017 are anticipated to increase from the first quarter of 2016 on a Combined Historical Basis by approximately $6.1 million to $8.1 million to total approximately $137.0 million to $139.0 million. This increase reflects expected increases of $6.5 million in network programming fees to approximately $32.6 million in the first quarter of 2017. Consistent with our strategy, and the realization of our operating synergies, we believe that our Combined Historical Basis broadcast compensation costs will increase by approximately $1.0 million, or 1%, in the first quarter of 2017 compared to the first quarter of 2016.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 15 of 22

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in Gray’s Senior Credit Agreement (“Operating Cash Flow”), Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate the amount used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity. These non-GAAP amounts may be provided on an As-Reported Basis as well as a Combined Historical Basis.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Operating Cash Flow as Combined Historical Basis net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense and pension expenses less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue and cash contributions to pension plans.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense and pension expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

Our Total Leverage Ratio, Net of All Cash is calculated as our Operating Cash Flow for the preceding eight quarters, divided by two, which is then divided by our long term debt, excluding net premiums and net deferred financing costs, but including any other debt, net of all cash.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 16 of 22

Reconciliation on As-Reported Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended
	December 31,
	2016	2015	2014

Net income	$35,834	$14,987	$31,253
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	11,686	9,806	8,650
Amortization of intangible assets	4,231	3,267	3,006
Non-cash stock based compensation	1,274	1,009	980
Loss (gain) on disposal of assets, net	395	(482)	238
Miscellaneous income, net	(36)	(1)	(9)
Interest expense	23,766	18,649	19,195
Loss from early extinguishment of debt	-	-	189
Income tax expense	24,309	10,262	21,393
Amortization of program broadcast rights	4,975	4,123	3,644
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	7	7
Network compensation revenue recognized	-	-	(113)
Payments for program broadcast rights	(4,927)	(4,018)	(3,893)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	7,954	10,240	6,859
Broadcast Cash Flow	109,469	67,849	91,399
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(7,954)	(10,240)	(6,859)
Broadcast Cash Flow Less Cash Corporate Expenses	101,515	57,609	84,540
Pension expense	45	17	1,515
Contributions to pension plans	(10)	(1,505)	(2,057)
Interest expense	(23,766)	(18,649)	(19,195)
Amortization of deferred financing costs	1,220	798	812
Net amortization of original issue (premium) discount on senior notes	(153)	(216)	(216)
Purchase of property and equipment	(10,366)	(8,972)	(11,763)
Income taxes received (paid), net of refunds	1	(86)	(40)
Free Cash Flow	$68,486	$28,996	$53,596

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 17 of 22

Reconciliation on As-Reported Basis – Full Year:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Year Ended
	December 31,
	2016	2015	2014

Net income	$62,273	$39,301	$48,061
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	45,923	36,712	30,248
Amortization of intangible assets	16,596	11,982	8,297
Non-cash stock based compensation	5,101	4,020	5,012
Loss on disposal of assets, net	329	80	623
Miscellaneous income, net	(775)	(103)	(23)
Interest expense	97,236	74,411	68,913
Loss from early extinguishment of debt	31,987	-	5,086
Income tax expense	43,418	26,448	31,736
Amortization of program broadcast rights	19,001	14,960	12,871
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	29	26	25
Network compensation revenue recognized	-	-	(456)
Payments for program broadcast rights	(18,786)	(14,576)	(15,087)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	36,469	31,223	25,671
Broadcast Cash Flow	338,801	224,484	220,977
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(36,469)	(31,223)	(25,671)
Broadcast Cash Flow Less Cash Corporate Expenses	302,332	193,261	195,306
Pension expense	165	4,207	6,126
Contributions to pension plans	(3,048)	(5,421)	(6,770)
Interest expense	(97,236)	(74,411)	(68,913)
Amortization of deferred financing costs	4,884	3,194	2,970
Net amortization of original issue (premium) discount on senior notes	(779)	(863)	(863)
Purchase of property and equipment	(43,604)	(24,222)	(32,215)
Income taxes paid, net of refunds	(14,588)	(1,761)	(401)
Free Cash Flow	$148,126	$93,984	$95,240

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 18 of 22

Reconciliation on Combined Historical Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended
	December 31,
	2016	2015	2014

Net income	$35,834	$17,138	$49,896
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	11,686	11,912	9,707
Amortization of intangible assets	4,231	4,983	4,812
Non-cash stock-based compensation	1,274	1,009	980
Loss (gain) on disposal of assets, net	395	(424)	126
Miscellaneous expense (income), net	(36)	(40)	(3,445)
Interest expense	23,766	23,364	24,290
Loss from early extinguishment of debt	-	-	189
Income tax expense	24,309	8,526	23,646
Amortization of program broadcast rights	4,975	4,123	3,669
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	7	7
Network compensation revenue recognized	-	-	(113)
Payments for program broadcast rights	(4,927)	(4,018)	(3,914)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	7,954	10,240	6,859
Other	28	3,672	5,366
Broadcast Cash Flow	109,497	80,492	122,075
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(7,954)	(10,240)	(6,859)
Broadcast Cash Flow Less Cash Corporate Expenses	101,543	70,252	115,216
Pension expense	45	17	1,515
Contributions to pension plans	(10)	(1,505)	(2,057)
Other	709	2,021	476
Operating Cash Flow as Defined in Senior Credit Facility	102,287	70,785	115,150
Interest expense	(23,766)	(23,364)	(24,290)
Amortization of deferred financing costs	1,220	798	812
Net amortization of original issue (premium) discount	.
on senior notes	(153)	(215)	(217)
Purchase of property and equipment	(10,366)	(750)	(8,750)
Income taxes received (paid), net of refunds	1	(1,250)	(1,250)
Free Cash Flow	$69,223	$46,004	$81,455

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 19 of 22

Reconciliation on Combined Historical Basis – Full Year:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Year Ended
	December 31,
	2016	2015	2014

Net income	$60,659	$51,903	$100,628
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	46,668	46,531	43,503
Amortization of intangible assets	17,438	18,827	15,262
Non-cash stock-based compensation	5,101	4,020	5,012
Loss on disposal of assets, net	545	757	876
Miscellaneous expense (income), net	(806)	(9)	(279)
Interest expense	99,396	93,639	94,331
Loss from early extinguishment of debt	31,987	-	5,086
Income tax expense	43,304	19,980	32,495
Amortization of program broadcast rights	19,001	14,960	13,004
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	29	26	25
Network compensation revenue recognized	-	-	(456)
Payments for program broadcast rights	(18,786)	(14,576)	(15,153)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	36,470	31,223	25,671
Other	2,700	21,412	21,393
Broadcast Cash Flow	343,706	288,693	341,398
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(36,470)	(31,223)	(25,671)
Broadcast Cash Flow Less Cash Corporate Expenses	307,236	257,470	315,727
Pension expense	165	4,207	6,126
Contributions to pension plans	(3,048)	(5,421)	(6,770)
Other	8,442	6,488	6,176
Operating Cash Flow as Defined in Senior Credit Facility	312,795	262,744	321,259
Interest expense	(99,396)	(93,639)	(94,331)
Amortization of deferred financing costs	4,884	3,194	2,970
Net amortization of original issue (premium) discount on senior notes	(779)	(863)	(863)
Purchase of property and equipment	(43,604)	(27,000)	(35,000)
Income taxes paid, net of refunds	(14,588)	(5,000)	(5,000)
Free Cash Flow	$159,312	$139,436	$189,035

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 20 of 22

Reconciliation of Total Leverage Ratio, Net of All Cash:

Reconciliation of net income to the non-GAAP term, in thousands except for ratio:

Combined Historical Basis Operating Cash Flow	Eight Quarters Ended
as defined in the Senior Credit Agreement:	December 31, 2016

Net income	$112,562
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	93,199
Amortization of intangible assets	36,265
Non-cash stock-based compensation	9,121
Loss on disposal of assets, net	1,302
Miscellaneous income, net	(815)
Interest expense	193,035
Loss from early extinguishment of debt	31,987
Income tax expense	63,284
Amortization of program broadcast rights	33,961
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	55
Payments for program broadcast rights	(33,362)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	67,693
Other	24,112
Broadcast Cash Flow	632,399
Corporate and administrative expenses before depreciation, amortization depreciation, amortization of intangible assets and non-cash stock-based compensation	(67,693)
Broadcast Cash Flow Less Cash Corporate Expenses	564,706
Pension expense	4,372
Contributions to pension plans	(8,469)
Other	14,930
Operating Cash Flow as defined in Senior Credit Agreement	$575,539
Operating Cash Flow as defined in Senior Credit Agreement, divided by two	$287,770

December 31, 2016
Adjusted Total Indebtedness:
Long term debt	$1,756,747
Capital leases and other debt	680
Total deferred financing costs, net	30,488
Premium on subordinated debt, net	(5,797)
Cash	(325,189)
Adjusted Total Indebtedness, Net of All Cash	$1,456,929
Total Leverage Ratio, Net of All Cash	5.06

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 21 of 22

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. We own and/or operate television stations in 54 television markets that broadcast over 200 separate program streams, including 37 channels affiliated with CBS, 29 channels affiliated with NBC, 20 channels affiliated with ABC and 15 channels affiliated with FOX. We own the number-one or number-two ranked television station operations in 52 of those 54 markets. Our stations reach approximately 10.1 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the first quarter of 2017 or other periods, the impact of recently completed transactions, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of March 1, 2017. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2016 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our fourth quarter operating results on March 1, 2017. The call will begin at 1:00 p.m. Eastern Time. The live dial-in number is 1 (888) 684-1259 and the confirmation code is 4067229. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 4067229 until March 31, 2017.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc.

Earnings Release for the three-months and year ended December 31, 2016	Page 22 of 22